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Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces Closing of Ward County Asset Sale
DENVER, September 4, 2018 - Cimarex Energy Co. (NYSE: XEC) today announced the August 31, 2018 closing of the previously announced sale of assets in Ward County, Texas, for $544.5 million, adjusted to reflect the resolution of all asserted defects. Proceeds from the sale will be reinvested into the company's high-return capital program over the next two to three years.
Taking into account the $28.5 million deposit received in May and $5.9 million of post effective date net revenue and expenditures, Cimarex received $510.1 million in cash at closing. Final settlement, which will reflect any other post-closing adjustments, will occur within 120 days of closing.
Scotiabank served as exclusive financial advisor to Cimarex on this transaction.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.
This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding post-closing adjustments and reinvestment of proceeds from the sale. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside the company's control including the risks and uncertainties described in the company's SEC reports.